Exhibit 10.2

Description of Performance Recognition Reward Program

On October 31, 2004, the Board of Directors of the Company adopted and approved a Performance Recognition Reward Program. Pursuant to the Performance Recognition Reward Program, employees and executive officers of the Company may be granted options to purchase common stock of the Company based upon the achievement of certain financial and operating milestones approved by the Board of Directors. The aggregate number of shares underlying stock options that may be granted pursuant to the Performance Recognition Reward Program is approximately 900,000.